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                                                                  EXHIBIT 23.5


The Board of Directors
Lincare Holdings Inc.:

We consent to incorporation by reference in the registration statement (No. 33-55202) on Form S-8, the registration statement (No. 33-59566) on Form S-8 and the registration statement (No. 33906-02) on Form S-8 of Lincare Holdings Inc. of our report dated January 21, 1997, relating to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Lincare Holdings Inc.


                                      KPMG PEAT MARWICK LLP



St. Petersburg, Florida
March 24, 1997





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